Exhibit 99.1

Contacts:

Richard D. Katz, M.D.

EVP, Finance and Corporate Development;

Chief Financial Officer

Icagen, Inc.

(919) 941-5206

rkatz@icagen.com

ICAGEN REPORTS FIRST QUARTER 2010

FINANCIAL RESULTS AND OPERATIONAL HIGHLIGHTS

RESEARCH TRIANGLE PARK, NC, May 7, 2010 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results and operational highlights for the first quarter ended March 31, 2010. For the first quarter of 2010, the Company reported revenues of $1.5 million and a net loss of $3.2 million. As of March 31, 2010, the Company’s cash and cash equivalents totaled $14.3 million.

“The first quarter of 2010 has been important in the progression of our lead compound, ICA-105665, along its clinical development path for epilepsy and pain. We were pleased to recently report positive results in our Phase IIa study in patients with photosensitive epilepsy and to have these results presented at the Tenth Eilat Conference on New Antiepileptic Drugs in Israel. Based upon the efficacy demonstrated in that study, as well as the safety profile in all clinical studies to date, we were pleased that the FDA was supportive of our plan to investigate higher doses of ICA-105665. These studies, the combined cost of which is expected to be approximately $1.0 million, will position us to optimize dose selection for potential future clinical trials,” noted P. Kay Wagoner, CEO of Icagen, Inc.

Pipeline Update

ICA-105665 for Epilepsy and Pain: The Company recently reported positive results in its Phase IIa study in patients with photosensitive epilepsy. Based upon the efficacy demonstrated in this study, coupled with a favorable clinical safety profile, consistent pharmacokinetics and the lack of a maximal tolerated dose in all clinical studies to date, the Company proposed, and the FDA approved, a study of up to two additional cohorts of photosensitive epilepsy patients at higher doses of ICA-105665. In addition, subject to review of a finalized protocol, the FDA agreed to a second study of higher doses of ICA-105665 in a multiple ascending dose trial of healthy volunteers. The objective of both of these studies is to evaluate higher doses of ICA-105665 in order to optimize dose selection for subsequent larger clinical trials.

If these studies are successful, the Company plans to initiate, subject to available funding, a Phase IIb study in patients with treatment-resistant, partial-onset epilepsy. As currently planned, the Phase IIb trial is expected to be a double blind, placebo controlled study in patients who have seizures despite treatment with optimal medical therapy. The primary endpoint is expected to be a reduction in seizure frequency. The Phase IIb trial will be designed with input from the FDA and is expected to be similar to other studies that have been utilized at this stage of the development of other antiepileptics.

During the quarter, the Company also reported results of a Phase Ib pain study of ICA-105665. At the single dose tested, ICA-105665 did not reduce the pain elicited in the capsaicin or sunburn models. The compound was well tolerated with no serious adverse events and with similar numbers of adverse events across treatment groups. Pharmacokinetic parameters were consistent with expectations. Following completion of the planned multiple ascending dose and photosensitive epilepsy studies at higher doses, the Company plans to consider additional studies in pain at higher doses.

Results of the photosensitive epilepsy study were recently presented at the Tenth Eilat Conference on New Antiepileptic Drugs in Eilat, Israel. The presentation was delivered by Dorothee Kasteleijn-Nolst Trenite, MD, University Medical Centre Utrecht and Universita di Roma Sapienza II, Rome, Italy. Dr. Kasteleijn-Nolst Trenite is an internationally recognized expert on studies of photosensitivity as proof of concept for new antiepileptic drugs and served as the central electroencephalogram (EEG) reviewer for the study.

Research Programs: The Company’s collaboration with Pfizer continues to make progress as it focuses on the identification of novel compounds targeting three specific sodium channels, including Nav1.7, for the treatment of pain. In addition, the Company has ongoing research efforts directed at several other ion channel targets focused primarily on pain and inflammatory disorders.

Financial Results

Revenues for the first quarter of 2010 were $1.5 million, as compared to $3.0 million during the same period in 2009, a decrease of 51%. The decrease in revenues for the first quarter of 2010, as compared to the same period in 2009, was due primarily to a decrease in amortization of the initial upfront payment from Pfizer which became fully amortized during the third quarter of 2009.

Operating expenses for the first quarter of 2010 were $4.7 million, as compared to $6.6 million during the same period in 2009, a decrease of 29%. This decrease in operating expenses was primarily due to decreased research and development costs as a result of the Company’s decision to terminate the development of senicapoc for asthma, as well as decreased operating expenses resulting from the Company’s ongoing cost reduction efforts.

Net loss for the first quarter of 2010 was $3.2 million, as compared to $3.6 million during the same period in 2009, a decrease of 11%. The decrease in net loss for the first quarter of 2010, as compared to the same period in 2009, was primarily due to reduced operating expenses as noted above, partially offset by reduced revenues. As of March 31, 2010, the Company had cash and cash equivalents of $14.3 million.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. Eastern Time.

Date:	Friday, May 7, 2010
Time:	10:00 a.m. Eastern Time
Dial-in (U.S. and Canada):	866-730-5769
Dial-in (International):	857-350-1593
Access code:	51679320
Web cast:	www.icagen.com

An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the call. A playback of the call will be available from approximately 12:00 p.m. Eastern Time on May 7, 2010 for seven days and may be accessed by dialing:

Access number (U.S. and Canada):	888-286-8010
Access number (International):	617-801-6888
Access code:	14155667

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has a clinical stage program in epilepsy and pain.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, filed with the SEC on March 30, 2010. These risk factors include risks as to the Company’s lack of liquidity and substantial doubt about the Company’s ability to continue as a “going concern;” the Company’s ability to raise additional funding; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; general economic and financial market conditions; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the

Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and pain, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Icagen, Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2010	2009
Collaborative research and development revenues:
Research and development fees	$1,301	$2,943
Reimbursed research and development costs	160	69

Total collaborative research and development revenues	1,461	3,012

Operating expenses:
Research and development	3,673	5,353
General and administrative	995	1,232

Total operating expenses	4,668	6,585

Loss from operations	(3,207)	(3,573)
Other (expense), net	(25)	(41)

Net loss	$(3,232)	$(3,614)

Net loss per share - basic and diluted	$(0.07)	$(0.08)

Weighted average common shares outstanding - basic and diluted	47,625,668	46,978,568

Icagen, Inc.

Condensed Balance Sheets

(Unaudited)

(in thousands)

	March 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$14,280	$18,149
Other current assets	1,409	665
Property and equipment, net	1,781	1,837
Technology licenses and related costs, net	327	336
Other long-term assets	105	105

Total assets	$17,902	$21,092

Liabilities and stockholders’ equity
Current liabilities	$3,595	$3,574
Equipment debt financing, less current portion	359	478
Other non-current liabilities	329	341
Stockholders’ equity	13,619	16,699

Total liabilities and stockholders’ equity	$17,902	$21,092